As filed with the Securities and Exchange Commission on February 18, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Royal Gold, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-0835164
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1660 Wynkoop Street
Suite 1000
Denver, Colorado 80202
(303) 573-1660
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Bruce C. Kirchhoff
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
(303) 573-1660
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Hilton, Esq.
Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Share(3)	Price(2)(3)	Registration Fee
Common Stock, par value $0.01 per share(4)	2,000,000(2)	$43.54	$87,080,000	$6,208.81

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar issuance and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Represents up to 2,000,000 shares of common stock of Royal Gold that may be issued upon exchange, retraction or redemption of up to 2,000,000 exchangeable shares issued by RG Exchangeco Inc. (“Exchangeco”), our wholly-owned Canadian subsidiary, to former shareholders of International Royalty Corporation (“IRC”) who elected to receive the exchangeable shares of Exchangeco in connection with our acquisition of all of the issued and outstanding common shares of IRC.

(3)	Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices of shares of Royal Gold on the Nasdaq Global Select Market on February 11, 2010, which was $43.54.

(4)	Includes rights to purchase Series A Junior Participating Preferred Stock which are referred to as “Rights.” Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the registrant’s common stock or the exchangeable shares of Exchangeco, will be transferred with and only with such common stock and with the exchangeable shares of Exchangeco, and will have no value except as reflected in the market price of the shares of common stock and exchangeable shares of Exchangeco to which they are attached.

PROSPECTUS

Up to 2,000,000 Shares
Common Stock

This prospectus relates to shares of our common stock, par value $0.01 per share, that we may issue, from time to time, upon exchange or redemption of exchangeable shares of RG Exchangeco Inc., a wholly-owned Canadian subsidiary of ours that is referred to in this prospectus as “Exchangeco.” We refer to the exchangeable shares of Exchangeco as the “exchangeable shares.”

The exchangeable shares will be issued by Exchangeco in connection with our acquisition of all of the issued and outstanding common shares of International Royalty Corporation (“IRC”) to IRC shareholders who make a valid election to receive exchangeable shares of Exchangeco in lieu of electing Royal Gold common shares. Each exchangeable share may be exchanged at the election of the holder for one share of our common stock. In addition, under certain circumstances, Exchangeco can redeem the exchangeable shares in exchange for shares of our common stock on a one-for-one basis.

Because the shares of our common stock offered by this prospectus will be issued only in exchange for or upon redemption of the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Royal Gold’s common stock is traded on the Nasdaq Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” The mailing address of our principal executive offices is 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202 and our telephone number is (303) 573-1660.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 8 of this prospectus and in documents Royal Gold files with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties relating to an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 18, 2010.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the following SEC public reference room:

Judiciary Plaza
100 F Street, NE,
Washington, DC 20549

You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the NASDAQ Global Select Market at 1735 K Street, NW, Washington, DC 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of the respective filings that were furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, until the offering of our securities under this registration statement is completed or withdrawn:

1. our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed on August 21, 2009, including portions of our Proxy Statement for the 2009 annual meeting of stockholders, filed on October 9, 2009, to the extent specifically incorporated by reference therein;

2. our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2009, filed on November 6, 2009, and December 31, 2009, filed on February 5, 2010;

3. our Current Reports on Form 8-K as filed on July 28, 2009, August 24, 2009, August 27, 2009, September 28, 2009, October 19, 2009, November 18, 2009, November 20, 2009, November 23, 2009, December 18, 2009, December 21, 2009, December 23, 2009, January 15, 2010, January 21, 2010, January 22, 2010, January 26, 2010 and February 18, 2010;

4. the description of our common stock contained in our Registration Statement on Form S-3/ASR filed December 24, 2008, and any amendment or report filed with the Commission for the purpose of updating such description; and

5. the description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A filed on September 12, 1997, as amended by our Registration Statement on Form 8-A/A filed September 10, 2007, and any amendment or report filed with the Commission for the purpose of updating such description.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, (303) 573-1660.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain certain references to future expectations and other forward-looking statements and information relating to us or to properties operated by others that are based on our beliefs and assumptions or those of management of the companies who operate properties on which we have royalties, as well as information currently available to us. Such forward-looking statements include statements regarding projected production and reserves received from the operators of our royalty properties. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. Words such as “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project” and similar expressions generally indicate forward-looking statements, which speak only as of the date the statement is made. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements inherently involve risks and uncertainties, some of which cannot be predicted or quantified. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include:

•	whether the anticipated benefits of the proposed acquisition of the outstanding common shares of IRC will be realized;

•	changes in gold and other metals prices on which our royalties are paid or prices associated with the primary metal mined at our royalty properties;

•	the production at or performance of our producing royalty properties;

•	decisions and activities of the operators of our royalty properties;

•	the ability of operators to bring projects into production and operate in accordance with feasibility studies;

•	liquidity or other problems our operators may encounter;

•	unanticipated grade and geological, metallurgical, processing or other problems at the royalty properties;

•	mine operating and ore processing facility problems, pit wall or tailings dam failures, natural catastrophes such as floods or earthquakes, and access to raw materials, water and power;

•	changes in project parameters as plans of the operators are refined;

•	changes in estimates of reserves and mineralization by the operators of our royalty properties;

•	economic and market conditions;

•	future financial needs;

•	federal, state and foreign legislation governing us or the operators of our royalty properties;

•	the availability of royalties for acquisition or other acquisition opportunities and the availability of debt or equity financing necessary to complete such acquisitions;

•	our ability to make accurate assumptions regarding the valuation, timing and amount of royalty payments when making acquisitions;

•	risks associated with conducting business in foreign countries, including application of foreign laws to contract and other disputes, environmental and permitting laws, community unrest and labor disputes, and enforcement and uncertain political and economic environments;

•	risks associated with issuances of substantial additional common stock or incurrence of substantial indebtedness in connection with acquisitions or otherwise;

•	whether the proposed acquisition of the outstanding common shares of IRC is completed on the current terms or at all;

•	acquisition and maintenance of permits and authorizations, completion of construction and commencement and continuation of production our producing and developing royalty properties; and

•	changes to management and key employees;

as well as other factors described elsewhere in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (filed on August 21, 2009), our Quarterly Reports on Form 10-Q for the periods ended September 30, 2009 (filed on November 6, 2009) and December 31, 2009 (filed on February 5, 2010) and in future filings we make with the SEC. Most of these factors are beyond our ability to predict or control. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. We disclaim any obligation to update any forward-looking statement made herein, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

THE COMPANY

Royal Gold Overview

Royal Gold, Inc., which we sometimes refer to herein as Royal Gold or the Company, is engaged in the business of acquiring and managing precious metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any. The Company owns royalties on 21 producing properties, 13 development stage properties and over 80 exploration stage properties, of which the Company considers 24 to be evaluation stage projects. The Company uses “evaluation stage” to describe exploration stage properties that contain mineralized material and on which operators are engaged in the search for reserves. Royal Gold does not conduct mining operations and is not required to contribute to capital costs, exploration costs, environmental costs or other operating costs on the properties on which it holds royalty interests. For the three months ended December 31, 2009, Royal Gold derived 84% of its total royalty revenue from gold royalties, 2% of its total royalty revenue from silver royalties, 9% of its total royalty revenue from copper royalties and 5% of its total royalty revenue from other metal royalties.

We are engaged in a continual review of opportunities to acquire existing royalties, to create new royalties through the financing of mining projects or to acquire companies that hold royalties. We have used both cash and our common stock in our acquisitions and we may issue substantial additional amounts of common stock as consideration in acquisitions in the future. At the current time, we are evaluating or in discussions regarding a variety of different transactions that have varying likelihoods of being concluded.

Principal Royalty Properties

Royal Gold’s portfolio includes gold royalties on properties owned by various operating companies across six continents. Royal Gold’s principal producing and development royalty properties outside of the United States are primarily located in Canada (Canadian Malartic and Holt), Mexico (Peñasquito, Mulatos and Dolores), South America (Pascua-Lama and Andacollo) and West Africa (Taparko and Siguiri). The Company also holds royalties on properties in Argentina, Australia, Bolivia, Burkina Faso, Chile, Colombia, Finland, Honduras, Nicaragua, the Republic of Guinea and Russia.

Royal Gold’s principal producing royalties are as follows:

•	four royalty interests on the Cortez Pipeline Mining Complex (“Cortez”) located in Nevada and operated by subsidiaries of Barrick Gold Corporation (“Barrick”);

•	one royalty interest on the Robinson mine located in eastern Nevada and operated by a subsidiary of Quadra Mining Ltd.;

•	one royalty interest on the Leeville mine located in Nevada and operated by a subsidiary of Newmont Mining Corporation (“Newmont”);

•	one royalty interest on the Goldstrike mine located in Nevada and operated by a subsidiary of Barrick;

•	one royalty interest on the Peñasquito mine, covering both the oxide portion of the deposit and the sulfide portion of the deposit located in Zacatecas, Mexico and operated by a subsidiary of Goldcorp Inc. (“Goldcorp”);

•	one royalty interest on the Mulatos mine located in Sonora, Mexico and operated by a subsidiary of Alamos Gold, Inc.;

•	two royalty interests that are currently in effect, and two royalty interests that are not yet in effect, on the Taparko mine located in Burkina Faso and operated by a subsidiary of High River Gold Mines Ltd.;

•	one royalty interest on the Siguiri mine located in the Republic of Guinea and operated by AngloGold Ashanti Limited (“AngloGold”); and

•	two royalty interests on the Dolores mine located in Chihuahua, Mexico and operated by a subsidiary of Minefinders Corporation, Ltd.

Royal Gold’s principal development royalties are as follows:

•	one royalty interest in the gold produced from the sulfide portion of the Andacollo copper and gold project in Chile and operated by Teck Resources Limited (“Teck”);

•	two royalty interests on the Pascua-Lama project located in Chile and operated by a subsidiary of Barrick;

•	one royalty interest on the Holt portion of the Holloway-Holt project located in Ontario, Canada and operated by St Andrew Goldfields Ltd.; and

•	one royalty interest on the Canadian Malartic project located in Quebec, Canada and operated by Osisko Mining Corporation.

Royal Gold considers both historical and future expected revenues in determining which royalties in its portfolio are principal to its business. Future expected royalty revenues from both producing and development properties are based on a number of factors, including reserves subject to our royalty, feasibility studies, metal price assumptions, mine life and other factors and assumptions, any of which could change and could cause Royal Gold to conclude that such royalties no longer are principal to its business.

Royal Gold Business Model and Growth Strategy

Royal Gold is engaged in the business of acquiring and managing precious metals royalties. The Company seeks to acquire existing royalties and to create new royalties through the financing of mining, development or exploration projects in exchange for royalty interests. Royal Gold does not conduct mining operations. The key elements of the Company’s business model and growth strategy are as follows:

•	Focus on Gold and Precious Metals through Royalty Ownership. Royal Gold has established its business model based on the premise that an attractive means to gain exposure to gold and precious metals prices is to acquire and hold royalty interests in gold and precious metal properties, rather than to engage directly in mining operations. By holding royalties, the Company benefits from (i) increases in commodity prices, (ii) production increases from properties subject to Royal Gold’s royalty interests and (iii) reserve increases on properties subject to Royal Gold’s royalty interests, potentially extending Royal Gold’s revenue stream from such properties. Royal Gold is not required to contribute to capital costs, exploration costs, environmental costs or other operating costs on the properties on which it holds royalties, and, as a result, Royal Gold has been able to achieve historically high margins and low overhead. The Company believes its exposure to operating risks are further reduced because its portfolio is comprised of royalties on properties operated by experienced and well regarded operators throughout the world, including Barrick, Newmont, AngloGold, Goldcorp, and Teck.

•	Industry Experience and Relationships. Royal Gold relies on its experienced management team to identify opportunities and to structure creative approaches to acquire royalty interests, as well as to manage royalty streams once acquired. The Company’s management team includes senior executives with many years of industry experience in geology, mine operations, mining law and mine financing. The management team maintains personal relationships throughout the industry, from major mining companies to exploration companies, landowners and prospectors, giving the Company an excellent platform from which to identify, target and obtain or create royalty interests.

•	Acquisition of Royalties on Producing Mines or Development Projects. Royal Gold actively seeks to acquire royalties on both producing mines and development projects and has successfully executed an acquisition strategy that has more than doubled the reserves subject to its royalty interests from fiscal 2006 through fiscal 2009. Producing royalties generate revenue, while development stage properties represent an important part of the Company’s growth strategy. Development stage properties not only provide a pipeline of reserves subject to Royal Gold’s royalty interests, but also provide potential future revenue should they begin production over the next several years as expected by the operators of our principal development projects. Royal Gold also considers evaluation and exploration stage properties to be an important component in maintaining a balanced royalty portfolio with potential for future growth. Royal Gold has acquired portfolios of royalties that include royalties on exploration and evaluation stage properties that Royal Gold believes have potential.

•	Utilize Flexible Acquisition Approaches. Royal Gold has pursued a growth strategy using a variety of acquisition structures. Royal Gold used the following acquisition structures to grow its royalty portfolio: (i) the acquisition of existing royalties or portfolios of existing royalties, (ii) the creation of new royalties by providing financing or capital, including for exploration activities, in exchange for royalties and (iii) the acquisition of companies holding royalty assets. Royal Gold’s ability to utilize various acquisition structures allows it to adapt to changing market conditions and to capitalize on the changing needs of mining companies. The Company takes a flexible approach to each royalty acquisition it examines, with consideration given to industry conditions as well as the various goals and capabilities of each operator or potential business partner.

•	Royalty Evaluation Criteria. Royal Gold believes there are substantial benefits to holding royalties on properties with significant reserves that represent long-lived assets. The Company utilizes a series of technical, business and legal criteria by which it evaluates potential royalty acquisitions. Among the factors considered are: (i) the quality of the asset, (ii) the reputation of the operator, (iii) country risks, (iv) environmental risks, (v) timing of anticipated production, (vi) potential for reserve growth, (vii) overall size and likely duration of the project and (viii) strategic, financial and operating impact of the acquisition on Royal Gold. The Company relies both on its own management expertise, and on that of consultants, to evaluate mining properties and reserves in order to evaluate royalties for acquisition. Royal Gold believes its systematic evaluation of royalties combined with its experience provides it a competitive advantage in acquiring royalties.

•	Organic Growth through Reserve Replacement. In addition to acquiring royalties with existing or anticipated near-term production, Royal Gold seeks to acquire and manage royalties with substantial potential for further reserve growth. This provides cost-free upside from the exploration efforts of the operator because additional reserves, if mined, extend Royal Gold’s revenue stream from the property with no additional cost to Royal Gold. For example, in May 2009, we reported significant reserve growth on royalties owned by Royal Gold, including an additional 2.4 million ounces of gold reserves announced by Barrick at the Crossroads deposit at Cortez, which more than doubled the reserves subject to Royal Gold’s royalty interest at Cortez, and reserve increases at Goldcorp’s Peñasquito mine of 34% and 21% in gold and silver, respectively, both of which are subject to Royal Gold’s royalty interest.

The IRC Transaction

On December 17, 2009, Royal Gold and its wholly-owned Canadian subsidiary, RG Exchangeco Inc. (formerly 7296355 Canada Ltd.) (“Exchangeco”), entered into an Arrangement Agreement, as subsequently amended and restated on January 15, 2010 (the “Agreement”) with International Royalty Corporation (“IRC”), a global mineral royalty company based in Englewood, Colorado, to undertake a Plan of Arrangement (the “Plan of Arrangement”) whereby Royal Gold, through Exchangeco, will acquire all of the issued and outstanding common shares of IRC (the “IRC Transaction”).

Under the Plan of Arrangement, each holder of common shares of IRC (an “IRC Shareholder”) may elect to receive up to either C$7.45 in cash or 0.1385 shares of common stock of Royal Gold or exchangeable shares of Exchangeco that are exchangeable for Royal Gold common stock, or a combination thereof, subject to a maximum of US$350 million in cash and a maximum of 7.75 million Royal Gold common shares and Exchangeco exchangeable shares. An IRC Shareholder’s consideration election will be subject to pro-ration if the aggregate number of Royal Gold common shares and Exchangeco exchangeable shares, or the aggregate amount of cash, as the case may be, elected by all IRC Shareholders exceeds either such maximum. If IRC Shareholders elect to receive more than approximately US$314 million in cash, the number of Royal Gold common shares and Exchangeco exchangeable shares issued pursuant to the Plan of Arrangement will be adjusted downward on a pro-rated basis until such cash election reaches a maximum of US$350 million. All of the foregoing is subject to a further adjustment in the event that both the maximum cash consideration and the maximum share consideration would be exceeded as a result of elections by IRC Shareholders.

IRC has received aggregate shareholder elections that exceed the maximum cash consideration of US$350 million. As a result, shareholders who have elected some or all of their consideration in cash will be subject to the proration provisions of the Plan of Arrangement, as described above. The precise amount of pro-rated cash and share consideration will be determined based on the noon spot exchange rate for U.S dollars expressed in Canadian dollars as reported by the Bank of Canada on the business day before the transaction is completed.

IRC’s board of directors has unanimously determined that the IRC Transaction is in the best interest of IRC and its shareholders and has recommended that IRC shareholders vote in favor of the transaction. On February 16, 2010, at a special meeting of the IRC shareholders, the IRC option holders and shareholders voted to approve the IRC Transaction. Royal Gold and IRC expect to obtain an Order from the Ontario Superior Court of Justice on February 19, 2010, approving the IRC Transaction. The closing of the IRC Transaction is expected to occur on or about February 22, 2010.

IRC files annual, quarterly and special reports, proxy statements and other information, including consolidated quarterly unaudited and annual audited financial statements, with the System for Electronic Document Analysis and Retrieval (“SEDAR”) at sedar.com. As a foreign issuer under the United States securities laws, IRC files these documents and financial statements with the SEC at sec.gov. IRC has filed its consolidated annual audited financial statements for the fiscal years ending December 31, 2008, 2007 and 2006, with the SEC on its Forms 40-F on March 24, 2009, March 28, 2008 and April 2, 2007, respectively. IRC has filed with the SEC its unaudited consolidated quarterly financial statements for the three months ended March 31, 2009, six months ended June 30, 2009 and nine months ended September 30, 2009, on its Forms 6-K on May 13, 2009, August 14, 2009 and November 13, 2009 respectively. These financial statements may also be found on SEDAR.

Corporate Information

We were incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202. Our telephone number is (303) 573-1660, and our website address is www.royalgold.com. The information on our website is not part of this prospectus.

RISK FACTORS

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of the following risks as well as the risks that are incorporated herein by reference to the risk factors set forth under the heading “Risk Factors” in our in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (filed on August 21, 2009) and our Quarterly Reports on Form 10-Q for the periods ended September 30, 2009 (filed on November 6, 2009) and December 31, 2009 (filed on February 5, 2010). The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

We may experience difficulties in integrating the business of IRC and may not realize the anticipated benefits of the acquisition.

The Arrangement will involve the integration of companies that previously operated independently. As a result, the combination will present challenges to management, including the integration of the operations, systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management’s attention and the loss of key employees. The difficulties Royal Gold’s management encounters in the transition and integration processes could have an adverse effect on the revenues, level of expenses and operating results of the combined company. As a result of these factors, it is possible that any benefits expected from the combination will not be realized.

The Andacollo royalty interest may not produce the anticipated royalty revenue.

On January 25, 2010, Royal Gold announced the closing of a transaction in which it purchased a royalty interest in the gold produced from the sulfide portion of the Andacollo copper and gold project in Chile (the “Teck Transaction”) from a subsidiary of Teck. There can be no assurance that the royalty interest Royal Gold acquired on the Andacollo project will produce the anticipated royalty revenue. The success of the Andacollo project depends upon, among other factors, the ability of the operator to complete the construction of the mine and mill facilities for the sulfide portion of the deposit at the project, the ability of the operator to bring the project into production, the price of copper, the availability of resources necessary to construct and operate the project, including adequate water supply and rights of way, and receipt and maintenance of necessary environmental and other permits to operate the project. While Royal Gold understands that the required air, water and other environmental permits are currently held by Compañía Minera Teck Carmen de Andacollo (f/k/a Compañía Minera Carmen de Andacollo) (“CDA”), there are proceedings involving CDA’s permitting matters that are ongoing. There can be no assurance that developments in these proceedings or in the political or regulatory environment will not require CDA to take further action to maintain its permits or obtain other permits in order to complete development or to operate the project. The failure to maintain or obtain such permits could materially and adversely affect the anticipated benefits to Royal Gold of the Teck Transaction.

The Andacollo project is a copper mine with gold produced as a by-product. Royal Gold’s royalty interest, covers only the gold produced from the sulfide portion of the Andacollo project. Consequently, if the price of copper drops, the operator may curtail or delay construction of the sulfide portion or may close operations at the mine site. The failure of the Andacollo project to produce anticipated royalty revenues may materially and adversely affect Royal Gold’s financial condition, results of operations, cash flows and the other benefits it expects to achieve from the Teck Transaction.

Royal Gold may incur substantial indebtedness that could have adverse effects on its business.

In connection with the IRC Transaction, Royal Gold has entered into a Term Loan Facility Agreement (the “Credit Agreement”) with HSBC Bank USA, National Association, as administrative agent and a lender (“HSBC”) and HSBC Securities (USA) Inc., as sole lead arranger. The Credit Agreement provides Royal Gold with a term loan facility in the aggregate principal amount of $100 million. The loan has been funded in conjunction with the closing of the IRC Transaction. Royal Gold also maintains a $125 million revolving credit facility with HSBC and

Scotiabanc Inc. as lenders. Royal Gold has borrowed all of the $125 million available under this credit facility to partially fund the IRC Transaction.

Royal Gold may incur additional indebtedness in the future in connection with the financing of acquisitions, strategic transactions or for other purposes. If it were to incur substantial additional indebtedness, it may become difficult for Royal Gold to satisfy its debt obligations, increase its vulnerability to general adverse economic and industry conditions, require it to dedicate a substantial portion of its cash flow from operations and proceeds of any equity issuances to payments on its indebtedness, thereby reducing the availability of cash flow to fund acquisitions and dividends and other general corporate purposes.

Royal Gold may be unable to successfully acquire additional royalty interests.

Royal Gold’s future success depends upon its ability to acquire royalty interests at appropriate valuations, including through corporate acquisitions, to replace depleting reserves and to diversify its royalty portfolio. Royal Gold anticipates that most of its revenues will be derived from royalty interests that it acquires or finances, rather than through exploration and development of properties. There can be no assurance that Royal Gold will be able to identify and complete the acquisition of such royalty interests, or businesses that own desired royalty interests, at reasonable prices or on favorable terms. In addition, Royal Gold faces competition in the acquisition of royalty interests.

If Royal Gold is unable to successfully acquire additional royalties, the reserves subject to its royalties will decline as the producing properties on which it has royalties are mined. Royal Gold may also experience negative reactions from the financial markets or operators of properties on which it seeks royalties if it is unable to successfully complete acquisitions of royalty interests or businesses that own desired royalty interests. Each of these factors may adversely affect the trading price of its common stock or its financial condition or results of operations.

Holders of exchangeable shares will experience a delay in receiving shares of Royal Gold common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

Holders of exchangeable shares who request to receive Royal Gold common stock in exchange for their exchangeable shares will not receive Royal Gold common stock until 10 to 15 business days after the applicable request is received. During this period, the market price of Royal Gold common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such a holder of exchangeable shares upon a subsequent sale of the Royal Gold common stock received in the exchange.

USE OF PROCEEDS

Because the common stock will be issued upon exchange of the exchangeable shares, we will receive no cash proceeds from the offering.

THE EXCHANGEABLE SHARES

The rights of holders of exchangeable shares, including exchange rights, are described in the terms of our Plan of Arrangement with IRC, which is included as Schedule B to the Agreement which is included as Exhibit 2.1 to the Registration Statement of which this Prospectus is a part.

PLAN OF DISTRIBUTION

The shares of Royal Gold common stock offered in this prospectus will be issued in exchange for exchangeable shares as described in the terms of our Plan of Arrangement with IRC, which is included as Schedule B to the Agreement which is included as Exhibit 2.1 to the Registration Statement of which this Prospectus is a part. No broker, dealer or underwriter has been engaged in connection with this offering.

INCOME TAX CONSIDERATIONS

Material Canadian Federal Income Tax Consequences

The following is a summary of the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the “ITA”) of an exchange or redemption of exchangeable shares, and the holding and disposition of shares of Royal Gold common stock acquired upon the exchange or redemption of the exchangeable shares generally applicable to holders of exchangeable shares who, for purposes of the ITA, and at all relevant times, hold such exchangeable shares, and will hold shares of Royal Gold common stock acquired upon the exchange or redemption of such exchangeable shares, as capital property and deal at arm’s length with, and are not affiliated with, Royal Gold, Callco (as defined in the Plan of Arrangement) or Exchangeco.

This summary does not apply to a holder: (i) with respect to whom Royal Gold is or will be a “foreign affiliate” within the meaning of the ITA, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the ITA, (iii) an interest in which is a “tax shelter investment” as defined in the ITA, (iv) that is a “specified financial institution” as defined in the ITA, (v) who has made a “functional currency” election under section 261 of the ITA, or (vi) who, alone or together with persons with whom the holder does not deal at arm’s length for purposes of the ITA or any partnership or trust of which such holder or such person is a member or beneficiary, will hold more than 10% of the issued and outstanding exchangeable shares at any time. Any such holders should consult their own tax advisors with respect to their particular circumstances.

Exchangeable shares and shares of Royal Gold common stock will generally be considered to be capital property to a holder unless such securities are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain holders who are residents of Canada for purposes of the ITA and whose exchangeable shares might not otherwise qualify as capital property, may be entitled to make an irrevocable election in accordance with subsection 39(4) of the ITA to have such exchangeable shares, and every “Canadian security” (as defined in the ITA) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. However, exchangeable shares of a holder in respect of which a valid election was made under subsection 85(1) or 85(2) of the ITA will not be Canadian securities to such holder for this purpose and therefore will not be deemed to be capital property under subsection 39(4) of the ITA. Holders who do not hold their exchangeable shares as capital property or who will not hold their shares of Royal Gold common stock as capital property should consult their own tax advisors regarding their particular circumstances.

This summary is based on the facts set out in this document, the current provisions of the ITA and the regulations thereunder and counsel’s understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date of this document. This summary takes into account all proposed amendments to the ITA and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that the Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the acquisition, holding and disposition of exchangeable shares or shares of Royal Gold common stock. Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in the CRA’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your own tax advisor regarding your particular circumstances.

For purposes of the ITA, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars generally based on the Bank of Canada noon spot exchange rate on the date such amounts arise.

Holders Resident in Canada

The following section of the summary applies only to a holder of exchangeable shares who, for purposes of the ITA and any applicable income tax treaty, is or is deemed to be a resident of Canada at all relevant times.

Call Rights

Callco and Royal Gold have certain rights (the “Call Rights”) to acquire exchangeable shares from holders in certain circumstances. Royal Gold is of the view that the Call Rights have nominal fair market value and accordingly no amount should be allocated to the Call Rights at the time of grant. This summary assumes that the Call Rights have nominal value. This determination is not binding on the Canada Revenue Agency and it is possible that the Canada Revenue Agency could take a contrary view. Holders should consult with their own tax advisors concerning this possibility.

Redemption, Exchange and Disposition of Exchangeable Shares

A holder will be considered to have disposed of exchangeable shares:

(i) on a redemption (including pursuant to a retraction request) of such exchangeable shares by Exchangeco; and

(ii) on an acquisition of such exchangeable shares by Royal Gold or Callco.

However, as discussed below, the Canadian federal income tax consequences of the disposition for the holder will be different depending on whether the event giving rise to the disposition is a redemption or retraction by Exchangeco or an acquisition by Royal Gold or Callco.

A holder who exercises the right to require the redemption of an exchangeable share by giving a retraction request cannot control whether the exchangeable share will be acquired by Callco under the retraction call right or redeemed by Exchangeco.

Redemption or Retraction of Exchangeable Shares

On a redemption (including a retraction) of an exchangeable share by Exchangeco, the holder of that exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the “redemption proceeds” exceed the paid-up capital (for purposes of the ITA) of the exchangeable share at the time of redemption. On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the “redemption proceeds” less the amount of such deemed dividend. The holder will in general realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share. For a description of the tax treatment of capital gains and losses, see “Material Canadian Federal Income Tax Consequences — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

In the case of a holder who is an individual, dividends deemed to be received on the exchangeable shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules that apply to taxable dividends received from taxable Canadian corporations. Provided that appropriate designations are made by Exchangeco at the time the deemed dividend is paid, such dividend will be treated as an “eligible dividend” for the purposes of the ITA and a holder who is an individual resident in Canada will be entitled to an enhanced dividend tax credit in respect of such dividend. There are limitations on the ability of a corporation to designate dividends and deemed dividends as eligible dividends.

In the case of a holder that is a corporation, dividends deemed to be received on the exchangeable shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and such dividends will generally be deductible in computing the corporation’s taxable income. It is possible that the exchangeable shares will not be listed on a designated stock exchange for purposes of the ITA in which case dividends deemed to be received on exchangeable shares by a holder that is a corporation may not be deductible in computing the corporation’s taxable income. Such holders should consult their own tax advisors concerning this possibility. In the case of a holder of exchangeable shares that is a corporation, in some circumstances the amount of any deemed dividend arising on the redemption of exchangeable shares may be treated as proceeds of disposition and not as a dividend in accordance with specific rules in the ITA.

Corporate holders should consult their own tax advisors for advice with respect to the potential application of these provisions.

A holder that is a “private corporation” (as defined in the ITA) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the ITA to pay a refundable tax of 33 1/3% on dividends deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the holder’s taxable income. A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the ITA), including any dividends that are not deductible in computing taxable income.

The exchangeable shares will be taxable preferred shares and short-term preferred shares for the purpose of the ITA. However, a holder of exchangeable shares who is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.I of the ITA.

Exchange of Exchangeable Shares with Royal Gold or Callco

On the exchange of an exchangeable share by the holder with Royal Gold or Callco for shares of Royal Gold common stock, the holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share. For these purposes, the proceeds of disposition will be the fair market value of the shares of Royal Gold common stock received upon exchange plus an amount equal to declared and unpaid dividends on the exchangeable share. For a description of the tax treatment of capital gains and losses, see “Material Canadian Federal Income Tax Consequences — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below. The acquisition by Royal Gold or Callco of an exchangeable share from the holder thereof will not result in a deemed dividend to the holder.

On October 18, 2000, the Minister of Finance (Canada) announced that the Department of Finance would consider future amendments to the ITA to allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. It is possible that, in certain circumstances, these contemplated amendments, if enacted into law, could, in the future, allow a holder of exchangeable shares to exchange such shares for shares of Royal Gold common stock on a tax-deferred basis. No specifics have been announced regarding these contemplated amendments and in particular with respect to the various requirements that would have to be satisfied in order to permit a holder of exchangeable shares to exchange such shares on a tax-deferred basis or whether these requirements could be satisfied in the circumstances.

Dividends on Shares of Royal Gold Common Stock

Dividends on shares of Royal Gold common stock will be included in the recipient’s income for the purposes of the ITA. Such dividends received by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA. A holder that is a corporation must include such dividends in computing its income and will not be entitled to deduct the amount of the dividends in computing its taxable income.

A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the

ITA), including dividends received on shares of Royal Gold common stock that are not deductible in computing taxable income.

Any United States non-resident withholding tax on these dividends generally will be eligible for foreign tax credit or deduction treatment to the extent and under the circumstances provided in the ITA.

Acquisition and Disposition of Shares of Royal Gold Common Stock

The cost of shares of Royal Gold common stock received on the retraction, redemption or exchange of an exchangeable share will be equal to the fair market value of such shares of Royal Gold common stock at the time of such event and will generally be averaged with the adjusted cost base of any other shares of Royal Gold common stock held at that time by the holder as capital property for the purpose of determining the holder’s adjusted cost base of such shares of Royal Gold common stock.

A disposition or deemed disposition of shares of Royal Gold common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the shares of Royal Gold common stock immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Material Canadian Federal Income Tax Consequences — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

Taxation of Capital Gains or Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a holder in a taxation year must be included in the holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the ITA). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.

A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay a refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the ITA), including any taxable capital gains.

If the holder of an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

Holders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

In general, a “specified Canadian entity” for a taxation year or fiscal period whose total cost amount of “specified foreign property” (both as defined in the ITA) at any time in the year or fiscal period exceeds C$100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year in respect of such property. With some exceptions, a holder resident in Canada in the year will be a specified Canadian entity.

Shares of Royal Gold common stock will constitute specified foreign property to a holder. Accordingly, holders of Royal Gold common stock should consult their own tax advisors regarding compliance with these rules.

Foreign Investment Entity Draft Legislation

The Proposed Amendments contain provisions that relate to the taxation of certain interests held by Canadian residents in certain non-resident entities, applicable for taxation years commencing after 2006 (the “FIE Proposals”), notwithstanding that they have yet to be passed into law. The January 27, 2009 Federal Budget announced that the Government of Canada will review the existing FIE Proposals in light of submissions that it has received before proceeding with measures in the area. In general, the FIE Proposals, as currently drafted, apply to a Canadian resident holder of a “participating interest” in a “foreign investment entity” in which case the holder will generally be required to include in income annually an imputed return at the prescribed rate on the “designated cost” of such interest unless such holder can qualify for and elects on a timely basis to use certain alternative methods of taxation. A corporation is not a foreign investment entity if: (i) at the end of the corporation’s taxation year the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property or (ii) if, throughout the corporation’s taxation year, its principal undertaking is not an “investment business” within the meaning of those terms in the FIE Proposals.

The determination of whether or not Royal Gold is a foreign investment entity must be made on an annual basis at the end of each taxation year of Royal Gold, and no assurances can be given that Royal Gold will not be a foreign investment entity at the end of any of its taxation years. In any event, in general, the FIE Proposals will not apply to a holder in respect of shares of Royal Gold common stock so long as: (i) such shares qualify as an “arm’s length interest” to the holder under the FIE Proposals; (ii) the shares of Royal Gold common stock are listed on a designated stock exchange (which includes the Nasdaq Global Select Market); (iii) Royal Gold is and continues to be resident in the U.S. for the purposes of the ITA; and (iv) it is reasonable to conclude that the holder has no tax avoidance motive in respect of the shares of Royal Gold common stock. The determination of whether a holder of shares of Royal Gold common stock will have a tax avoidance motive in respect of the shares of Royal Gold common stock within the meaning of the FIE Proposals will depend upon the particular circumstances of the holder. Holders of shares of Royal Gold common stock should consult their own tax advisors regarding the determination of whether they have such a tax avoidance motive. The shares of Royal Gold common stock will generally qualify as an “arm’s length interest” at any time in respect of a holder for purposes of the FIE Proposals provided: (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time shares of Royal Gold common stock having a total fair market value of at least $500; (ii) it is reasonable to conclude that the shares of Royal Gold common stock can normally be acquired and sold by members of the public in the open market; and (iii) the aggregate fair market value at that time of the shares of Royal Gold common stock that are held by the holder, or an entity or individual with whom the holder does not deal at arm’s length for purposes of the ITA, does not exceed 10% of the aggregate fair market value of all the shares of Royal Gold at that time.

No assurance can be given that the shares of Royal Gold common stock will qualify for these exemptions. The FIE Proposals relating to foreign investment entities are complex. No assurances can be given that the FIE Proposals will be enacted in the form currently proposed.

Holders should consult their own tax advisors regarding the application of the FIE Proposals in their particular circumstances.

Holders Not Resident in Canada

The following section of the summary applies only to a holder of exchangeable shares who, (i) for the purposes of the ITA and any applicable income tax treaty and at all relevant times, is not, and is not deemed to be, a resident of Canada (ii) does not, and is not deemed to, use or hold exchangeable shares or shares of Royal Gold common stock in or in the course of, carrying on a business in Canada, and (iii) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere (in this section, a “Non-Resident Holder”).

Exchange of Exchangeable Shares other than on Redemption or Retraction

On the exchange of an exchangeable share by the holder with Royal Gold or Callco for shares of Royal Gold common stock, a Non-Resident Holder for whom such exchangeable share is not taxable Canadian property will not be subject to tax under the ITA. Generally, an exchangeable share will not be “taxable Canadian property” to a Non-

Resident Holder at a particular time provided that the exchangeable share is listed on a designated stock exchange (which includes the Toronto Stock Exchange) at that time, unless: (i) at any time during the sixty-month period immediately preceding the disposition of the exchangeable share by such Non-Resident Holder, the Non-Resident Holder, persons not dealing at arm’s length with such Non-Resident Holder, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of the capital stock of Exchangeco; or (ii) the Non-Resident Holder’s exchangeable share was acquired in certain types of tax deferred exchanges in consideration for property that was itself taxable Canadian property. It is possible that the exchangeable shares will not be listed on a designated stock exchange for purposes of the ITA in which case the exchangeable shares would be taxable Canadian property to a Non-Resident Holder. Holders should consult their own tax advisors concerning this possibility.

Redemption or Retraction of Exchangeable Shares

On a redemption (including a retraction) of an exchangeable share by Exchangeco, a Non-Resident Holder of that exchangeable share will be deemed to have received a dividend and will realize a capital gain (or capital loss) as described above under “Material Canadian Federal Income Tax Consequences — Holders Resident in Canada — Redemption or Retraction of Exchangeable Shares”. Any dividend deemed to have been paid to the Non-Resident Holder upon redemption of an exchangeable share of such holder will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty. For example, under the Canada-U.S. treaty, the withholding rate is generally reduced to 15% in respect of dividends paid or deemed to have been paid to a person who is the beneficial owner of the dividend and who is resident in the United States for purposes of the Canada-U.S. treaty and entitled to the benefits of the Canada-U.S. treaty.

Eligibility for Investment in Canada

Based on the current provisions of the ITA and the regulations thereunder, the shares of Royal Gold common stock, if acquired on the date hereof and if listed on a designated stock exchange for purposes of the ITA (which currently includes the Toronto Stock Exchange and the Nasdaq Global Select Market) will be qualified investments under the ITA for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts, each as defined in the ITA (“Registered Plans”).

Notwithstanding that shares of Royal Gold common stock may be qualified investments for a trust governed by a tax-free savings account (“TFSA”), the holder of a TFSA will be subject to a penalty tax on such shares if such shares are a “prohibited investment” for the TFSA. Shares of Royal Gold common stock will generally be a “prohibited investment” if the holder of a TFSA does not deal at arm’s length with Royal Gold for purposes of the Tax Act or the holder of the TFSA has a “significant interest” (as defined in the ITA) in Royal Gold or a corporation, partnership or trust with which Royal Gold does not deal at arm’s length for purposes of the ITA.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences to U.S. Holders (as defined below) and Non-U.S. Holders (as defined below, and together with U.S. Holders, “Holders”) who receive shares of our common stock in exchange for exchangeable shares.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, and administrative determinations as of the date of this document. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances.

Except where noted, this summary deals only with Holders who hold their exchangeable shares as capital assets, and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a broker or dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding exchangeable shares as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who acquired exchangeable shares in a compensatory transaction;

•	a Non-U.S. Holder who is or has previously been engaged in the conduct of a trade or business in the United States;

•	a person who is an investor in a pass-through entity;

•	a person owning 10% or more of the voting stock of Exchangeco;

•	a U.S. Holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “foreign personal holding company”;

•	a “passive foreign investment company”;

•	a U.S. expatriate; or

•	an S corporation, an entity taxable as a partnership for U.S. federal income tax purposes or other pass-through entity or an owner thereof.

If a partnership holds exchangeable shares that are exchanged for shares of Royal Gold common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding exchangeable shares that are exchanged for shares of Royal Gold common stock, you are urged to consult your tax advisors.

This summary does not discuss any U.S. state or local, estate or alternative minimum tax consequences to U.S. Holders who receive shares of Royal Gold common stock in exchange for exchangeable shares. Each U.S Holder should consult its own tax advisor regarding U.S. federal, state, local and non-U.S. tax consequences.

Consequences to U.S. Holders

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of exchangeable shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Exchange of Exchangeable Shares.  Generally, the exchange of exchangeable shares for shares of our common stock will be a fully taxable exchange for U.S. federal income tax purposes. Consequently, upon the exchange a U.S. Holder will recognize gain or loss, if any, equal to the difference between (i) the sum of the fair market value, as of the exchange date, of the common stock received in the exchange and (ii) the U.S. Holder’s tax basis in its exchangeable shares. Gain or loss on the exchange will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis of common stock received will be equal to the fair market value of those shares as of the exchange date. A U.S. Holder’s holding period for the common stock received will begin on the day after the exchange.

No statutory, judicial or administrative authority exists that directly addresses the U.S. tax classification of exchangeable shares. Exchangeco and Royal Gold expect that most U.S. Holders will not hold exchangeable shares, and that any U.S. Holder who holds exchangeable shares will not be treated as owning shares of Royal Gold common stock by reason thereof. However, our determination as to the characterization of the exchangeable shares is not binding upon the Internal Revenue Service (the “IRS”) or the courts and there is no assurance that the exchangeable shares would not be treated as Royal Gold common stock rather than as stock of Exchangeco. Exchangeco and Royal Gold have not requested, nor do they intend to request, an opinion from United States legal counsel or a ruling from the IRS regarding the U.S. federal income tax classification of the exchangeable shares. If the exchangeable shares were treated as shares of Royal Gold common stock from their date of issuance, the tax consequences described herein would not apply.

Receipt of Distributions on Royal Gold Common Stock.  Distributions, if any, received with respect to shares of Royal Gold common stock out of Royal Gold’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be taxable as dividend income to U.S. Holders. In the case of non-corporate U.S. Holders, dividend income currently is subject to tax at the same preferential rates as net capital gains if certain requirements are satisfied. To the extent that the amount of any distribution exceeds Royal Gold’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, and any excess will be treated as capital gain.

Gain or Loss on Disposition of Royal Gold Common Stock.  Generally, a U.S. Holder will recognize gain or loss on any sale, exchange or other disposition of the Royal Gold common stock equal to the difference between the U.S. Holder’s adjusted tax basis in the Royal Gold common stock and the amount realized from the sale, exchange or other disposition. Gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period is more than one year. In the case of non-corporate U.S. Holders, any long-term capital gain will generally be taxed at preferential U.S. federal income tax rates. The deductibility of losses may be subject to limitations.

Consequences to Non-U.S. Holders

A “Non-U.S. Holder” means a beneficial owner of exchangeable shares (other than a partnership) that is not a U.S. Holder.

Exchange of Exchangeable Shares.  A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for shares of our common stock, unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States; or

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions set forth in the Code are met, unless an applicable income tax treaty provides otherwise.

If a Non-U.S. Holder falls under clause (i) above, the Non-U.S. Holder generally will be subject to the rules discussed above in the discussion titled “Consequences to U.S. Holders — Exchange of Exchangeable Shares.” If an individual Non-U.S. Holder falls under clause (ii) above, the individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from a sale, which may be offset by certain United States capital losses. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which the exchange occurs are urged to consult their tax advisors as to the tax consequences of the exchange. In addition, if a corporate Non-U.S. Holder falls under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate).

Receipt of Distributions on Royal Gold Common Stock.  Dividends paid to a Non-U.S. Holder of Royal Gold common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In addition, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder on dividends received that are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder in the United States. In addition, a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate (or lower applicable treaty rate) on dividend income that is effectively connected with a U.S. trade or business. A Non-U.S. Holder will be required to satisfy certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. withholding tax described above.

Gain or Loss on Disposition of Royal Gold Common Stock.  Any gain realized on the sale, exchange, or other disposition of Royal Gold common stock generally will not be subject to U.S. federal income tax unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions set forth in the Code are met, unless an applicable income tax treaty provides otherwise; or

(iii) Royal Gold is or has been a “United States real property holding corporation,” or “USRPHC,” as defined for U.S. federal income tax purposes.

Royal Gold will be treated as a USRPHC if at any time during the shorter of (x) the five-year period ending on the date of disposition of shares of Royal Gold common stock or (y) the period during which a Holder held shares of Royal Gold common stock, the fair market value of Royal Gold’s “U.S. real property interests” equals or exceeds 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable Treasury Regulations). Because Royal Gold owns substantial royalty interests in natural resources assets in the United States, it is possible that it is, or may become, a USRPHC. Notwithstanding the foregoing, so long as the common stock of Royal Gold is regularly traded on an established securities market, under applicable Treasury regulations, Non-U.S. Holders who have never beneficially owned more than 5% of the common stock of Royal Gold generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because Royal Gold is or has been a USRPHC.

If a Non-U.S. Holder falls under clause (i) or (iii) above, the Non-U.S. Holder generally will be subject to the rules discussed above in the discussion titled “Consequences to U.S. Holders — Gain or Loss on Disposition of Royal Gold Common Stock” and, in the case of (iii) above, generally will be subject to a 10% withholding tax applied to the gross proceeds received. Any amount withheld may be applied as a credit against the Non-U.S. Holder’s United States federal income tax liability. If an individual Non-U.S. Holder falls under clause (ii) above, the individual generally will be subject to a flat 30% (or lower applicable treaty rate) tax on the gain derived from a sale, which may be offset by certain United States capital losses. Individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Royal Gold common stock are urged to consult their tax advisors as to the tax consequences of the sale. In addition, if a corporate Non-U.S. Holder falls under clause (i) above, it may be subject to an additional branch profits tax on effectively connected income at a 30% rate (or lower applicable treaty rate).

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on shares of Royal Gold common stock and the proceeds from a sale or other disposition of shares. Holders of shares of Royal Gold common stock may be subject to U.S. backup withholding tax on these payments (at the current rate of 28%) if they fail to provide their taxpayer identification numbers and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS.

EACH HOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO ITS PARTICULAR TAX CONSEQUENCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the securities being offered by this Registration Statement will be passed upon for us by Hogan & Hartson LLP, Denver, Colorado. Certain federal Canadian and U.S. tax matters will be passed upon by McCarthy Tétrault LLP and Hogan & Hartson LLP, respectively, as set forth under “Income Tax Considerations.”

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K of Royal Gold, Inc. for the year ended June 30, 2009 and the audited historical financial statements of International Royalty Corporation and management’s assessment of the effectiveness of internal control over financial reporting included in Royal Gold, Inc.’s Current Report on Form 8-K dated February 18, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses to be borne by us in connection with the issuance and distribution of the shares being registered are set forth below. All amounts are estimated except for the registration fee.

Registration Fee-Securities and Exchange Commission	$6,208.81
Accounting Fees and Expenses	$50,000
Legal Fees and Expenses	$10,000
Miscellaneous	$5,000

Total	$71,208.81

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Under Section 145 of the Delaware General Corporation Law, as amended (the “Delaware Statute”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Statute provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interest of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Statute does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware Statute provides that a corporation has the power to purchase and maintain insurance on behalf of any person described above, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the Delaware Statute.

Section 102 of the Delaware Statute allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 174 of the Delaware Statute provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Certificate of Incorporation and Bylaws

Royal Gold’s restated certificate of incorporation and the amended and restated bylaws provide for mandatory indemnification or similar rights of directors, officers, employees or agents generally to the same extent as is authorized by the Delaware Statute. Under the bylaws, Royal Gold must advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is ultimately determined that he or she is not entitled to indemnification. The bylaws provide, however, that Royal Gold is not required to indemnify a person on account of any action, claim or proceeding (other than as specifically provided in the bylaws) initiated by such person against Royal Gold unless such action, claim or proceeding (i) relates to such person’s right to indemnification under any indemnification agreement entered into by such person and Royal Gold, (ii) was authorized in the specific case by action of the Board of Directors, or (iii) as otherwise required under the Delaware Statute. The provisions of the certificate of incorporation and bylaws do not preclude Royal Gold from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

The foregoing description of certain provisions of Royal Gold’s certificate of incorporation and bylaws is qualified in its entirety by the actual certificate of incorporation and bylaws of Royal Gold respectively filed as Exhibit 3.1 to Royal Gold’s Quarterly Report on Form 10-Q filed on February 8, 2008, and as Exhibit 3.1 to Royal Gold’s Current Report on Form 8-K on November 23, 2009.

Indemnification Agreements and Insurance

The Registrant has entered into indemnification agreements with its current officers and directors. The indemnification agreements provide such persons indemnification against, among other things, any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse the Registrant for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification. The indemnification agreements also provide certain methods and presumptions for determining whether the officer or director is entitled to indemnification, among other matters, as set forth in such agreement.

Royal Gold also maintains directors’ and officers’ liability insurance.

Item 16.	Exhibits.

Exhibit No.	Description

2.1	Amended and Restated Arrangement Agreement, dated January 15, 2010, among Royal Gold, Inc., RG Exchangeco Inc. (formerly, 7296355 Canada Ltd.) and International Royalty Corporation (filed as Exhibit 2.1 to the Company’s Current Report of Form 8-K on January 22, 2010).
3.1	Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q on February 8, 2008 and incorporated herein by reference).
3.2	Amended and Restated Bylaws, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on November 23, 2009 and incorporated herein by reference).
5.1*	Opinion of Hogan & Hartson LLP with respect to the legality of the securities registered hereunder.
8.1*	Opinion of Hogan & Hartson LLP with respect to material United States federal income tax consequences of the securities registered hereunder
8.2*	Opinion of McCarthy Tétrault LLP with respect to material Canadian federal income tax consequences of the securities registered hereunder
23.1*	Consent of PricewaterhouseCoopers LLP (Denver, Colorado)
23.2*	Consent of PricewaterhouseCoopers LLP (Vancouver, British Columbia)
23.3*	Consent of Hogan & Hartson LLP (included in Exhibits 5.1 and 8.1)
23.4*	Consent of McCarthy Tétrault LLP (included in Exhibit 8.2)
24*	Powers of Attorney (included in Part II to the Registration Statement)

Exhibit No.	Description

99.1	Form of Support Agreement, by and among Royal Gold, Inc., RG Exchangeco Inc. and RG Callco Inc. (incorporated by reference to Schedule I of that Amended and Restated Arrangement Agreement, dated January 15, 2010, among Royal Gold, Inc., RG Exchangeco Inc. (formerly, 7296355 Canada Ltd.) and International Royalty Corporation, filed as Exhibit 2.1 to the Company’s Current Report of Form 8-K on January 22, 2010).
99.2	Form of Voting and Exchange Trust Agreement, by and among Royal Gold, Inc., RG Exchangeco Inc. and Computershare Trust Company of Canada (incorporated by reference to Schedule J of that Amended and Restated Arrangement Agreement, dated January 15, 2010, among Royal Gold, Inc., RG Exchangeco Inc. (formerly, 7296355 Canada Ltd.) and International Royalty Corporation, filed as Exhibit 2.1 to the Company’s Current Report of Form 8-K on January 22, 2010).

*	Filed herewith.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 18, 2010.

ROYAL GOLD, INC.

By:	/s/ Tony Jensen
Name:     Tony Jensen

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bruce C. Kirchhoff and Karen Gross and either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), to file the same with all exhibits thereto, and any and all instruments or documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Securities Act and any rules or regulations promulgated thereunder, and any such attorney-in-fact may make such changes and additions to this Registration Statement or such other documents or instruments as such attorney-in-fact may deem necessary or appropriate, granting each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Tony Jensen Tony Jensen	Director, President and Chief Executive Officer (Principal Executive Officer)	February 18, 2010

/s/ Stefan Wenger Stefan Wenger	Chief Financial Officer and Treasurer (Principal Financial Officer)	February 18, 2010

/s/ Stanley Dempsey Stanley Dempsey	Chairman of the Board of Directors	February 18, 2010

/s/ M. Craig Haase M. Craig Haase	Director	February 18, 2010

/s/ William Hayes William Hayes	Director	February 18, 2010

Signature	Title	Date

/s/ S. Oden Howell, Jr. S. Oden Howell, Jr.	Director	February 18, 2010

/s/ James W. Stuckert James W. Stuckert	Director	February 18, 2010

/s/ Donald Worth Donald Worth	Director	February 18, 2010

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amended and Restated Arrangement Agreement, dated January 15, 2010, among Royal Gold, Inc., RG Exchangeco Inc. (formerly, 7296355 Canada Ltd.) and International Royalty Corporation (filed as Exhibit 2.1 to the Company’s Current Report of Form 8-K on January 22, 2010).
3.1	Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q on February 8, 2008 and incorporated herein by reference).
3.2	Amended and Restated Bylaws, as amended (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on November 23, 2009 and incorporated herein by reference).
5.1*	Opinion of Hogan & Hartson LLP with respect to the legality of the securities registered hereunder.
8.1*	Opinion of Hogan & Hartson LLP with respect to material United States federal income tax consequences of the securities registered hereunder
8.2*	Opinion of McCarthy Tétrault LLP with respect to material Canadian federal income tax consequences of the securities registered hereunder
23.1*	Consent of PricewaterhouseCoopers LLP (Denver, Colorado)
23.2*	Consent of PricewaterhouseCoopers LLP (Vancouver, British Columbia)
23.3*	Consent of Hogan & Hartson LLP (included in Exhibits 5.1 and 8.1)
23.4*	Consent of McCarthy Tétrault LLP (included in Exhibit 8.2)
24*	Powers of Attorney (included in Part II to the Registration Statement)
99.1	Form of Support Agreement, by and among Royal Gold, Inc., RG Exchangeco Inc. and RG Callco Inc. (incorporated by reference to Schedule I of that Amended and Restated Arrangement Agreement, dated January 15, 2010, among Royal Gold, Inc., RG Exchangeco Inc. (formerly, 7296355 Canada Ltd.) and International Royalty Corporation, filed as Exhibit 2.1 to the Company’s Current Report of Form 8-K on January 22, 2010).
99.2	Form of Voting and Exchange Trust Agreement, by and among Royal Gold, Inc., RG Exchangeco Inc. and Computershare Trust Company of Canada (incorporated by reference to Schedule J of that Amended and Restated Arrangement Agreement, dated January 15, 2010, among Royal Gold, Inc., RG Exchangeco Inc. (formerly, 7296355 Canada Ltd.) and International Royalty Corporation, filed as Exhibit 2.1 to the Company’s Current Report of Form 8-K on January 22, 2010).

*	Filed herewith.